EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-112461) as amended and restated, and Registration Statements (Form S-8 No. 333-52446 and No. 333-117962) pertaining to the 2000 Equity Compensation Plan of POZEN Inc. and in the related Prospectus of our reports dated February 19, 2008, with respect to the financial statements of POZEN Inc., and the effectiveness of internal control over financial reporting of POZEN Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Raleigh, North Carolina	/s/ Ernst & Young LLP
March 3, 2008